Exhibit 99.3

COUPA SOFTWARE INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 2, 2020 (“Closing Date”), Coupa Software Incorporated (“Coupa” or the “Company”) completed the acquisition of Laurel Parent Holdings, Inc. (the “Target” or, together with its subsidiaries, “LLamasoft”), a supply chain design and analysis software and solutions company.

In connection with the completion of the acquisition, the Company issued approximately 2.4 million shares of the Company’s common stock and paid aggregate cash of approximately $792 million, which is subject to adjustment for up to 90 days following the closing date based on a comparison of LLamasoft's actual working capital and other amounts at closing against pre-closing estimates. The following unaudited pro forma condensed combined balance sheet of the Company as of July 31, 2020 and the unaudited pro forma condensed combined statements of operations of the Company for the year ended January 31, 2020 and for the six months ended July 31, 2020 are based on the historical consolidated financial statements of the Company and LLamasoft using the acquisition method of accounting.

The transaction accounting adjustments for the acquisition consist of those necessary to account for the acquisition. The unaudited pro forma condensed combined balance sheet as of July 31, 2020 gives effect to the acquisition as if it had occurred on July 31, 2020 and includes all adjustments necessary to reflect the application of the acquisition accounting to the transaction. The unaudited pro forma condensed combined statements of operations for the year ended January 31, 2020 and the six months ended July 31, 2020 give effect to the acquisition as if it had occurred on February 1, 2019 and include all adjustments necessary to reflect the accounting for the transaction.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only, in accordance with Article 11 of Regulation S-X, and are not intended to represent or to be indicative of the income or financial position that the Company would have reported had the acquisition been completed as of the dates set forth in the unaudited pro forma condensed combined financial statements due to various factors. The unaudited pro forma condensed combined balance sheet does not purport to represent the future financial position of the Company and the unaudited pro forma condensed combined statements of operations do not purport to represent the future results of operations of the Company. Given the comparable fiscal periods differ by fewer than 93 days, as permitted by Regulation S-X, the unaudited pro forma condensed combined statements of operations combine LLamasoft’s consolidated statements of operations for the year ended December 31, 2019 and the six months ended June 30, 2020, with the Company’s consolidated financial statements for the year ended January 31, 2020 and the six months ended July 31, 2020. The unaudited pro forma condensed combined balance sheet combines LLamasoft’s condensed consolidated balance sheet as of June 30, 2020 with the Company’s condensed consolidated balance sheet as of July 31, 2020.

The unaudited pro forma condensed combined financial statements reflect management’s preliminary estimates of the fair value of purchase consideration and the fair values of tangible and intangible assets acquired and liabilities assumed in the acquisition, with the remaining estimated purchase consideration recorded as goodwill. Independent valuation specialists have conducted an analysis to assist management of the Company in determining the fair value of the assets acquired and liabilities assumed. The Company’s management is responsible for these third-party valuations and appraisals. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair value of purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements.

On May 20, 2020, the Securities and Exchange Commission adopted Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses, that updated certain presentation requirements for pro forma financial information. The amended guidance is effective January 1, 2021, but voluntary early compliance is permitted. The Company has adopted the new guidance when preparing the unaudited pro forma condensed combined financial statements. The historical financial information has been adjusted to give effect to the application of acquisition accounting to the transaction. The unaudited pro forma condensed combined financial information is based upon currently available information and estimates and assumptions that Coupa management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the following:

•The accompanying notes to the unaudited pro forma condensed combined financial statements;
•The Company’s historical audited consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended January 31, 2020;
•The Company’s historical unaudited condensed consolidated financial statements and notes thereto contained in the Company’s Quarterly Report on Form 10-Q as of and for the six months ended July 31, 2020;
•The Current Report on Form 8-K/A of the Company to which these unaudited pro forma condensed combined financial statements are attached as an exhibit;
•LLamasoft’s audited consolidated financial statements and notes thereto for the year ended December 31, 2019, included in Exhibit 99.1 to the Current Report on Form 8-K/A of the Company; and
•LLamasoft’s unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2020, included in Exhibit 99.2 to the Current Report on Form 8-K/A of the Company.

COUPA SOFTWARE INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JULY 31, 2020
(in thousands)

	Coupa Historical	LLamasoft Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$905,612	$33,144	$(791,556)	A	$114,056
			(33,144)	B
Marketable securities	436,463	—	—		436,463
Accounts receivable, net of allowances	101,120	34,390	—		135,510
Prepaid expenses and other current assets	26,573	5,066	—		31,639
Deferred commissions, current portion	12,639	1,608	(1,608)	D	12,639
Total current assets	1,482,407	74,208	(826,308)		730,307
Property and equipment, net	23,598	6,570	(443)	E	29,863
			138	I
Deferred commissions, net of current portion	29,886	4,014	(4,014)	D	29,886
Goodwill	542,232	232,274	(232,274)	F	1,423,810
			881,578	G
Intangible assets, net	156,279	95,972	421,628	H	673,879
Operating lease right-of-use assets	31,119	—	13,922	I	45,041
Other assets	15,423	1,345	(146)	I	18,505
			1,883	P
Total assets	$2,280,944	$414,383	$255,964		$2,951,291

Liabilities, Temporary Equity and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,107	$2,381	$—		$4,488
Accrued expenses and other current liabilities	72,311	16,132	2,610	J	80,720
			(10,163)	C
			(170)	I
Deferred revenue, current portion	244,596	11,314	(5,303)	K	250,607
Current portion of convertible senior notes, net	595,007	—	—		595,007
Operating lease liabilities, current portion	8,808	—	2,198	I	11,006
Current portion of term loans, net	—	387	(387)	S	—
Total current liabilities	922,829	30,214	(11,215)		941,828

Convertible senior notes, net	862,523	—	—		862,523
Deferred revenue, net of current portion	4,439	434	(199)	K	4,674
Operating lease liabilities, net of current portion	23,980	—	12,702	I	36,682
Term loans, less current maturities	—	58,287	(58,287)	S	—
Other liabilities	40,124	5,990	(937)	I	74,388
			(858)	L
			11,350	Q
			18,719	R
Total liabilities	1,853,895	94,925	(28,725)		1,920,095

Temporary equity	133	—	—		133
Stockholders' equity
Common stock	7	40	(40)	O	7
Additional paid-in capital	822,197	430,247	634,507	N	1,456,704
			(430,247)	O
Accumulated other comprehensive income (loss)	8,333	(4,898)	858	L	8,333
			4,040	M
Accumulated deficit	(403,621)	(105,931)	(2,610)	J	(433,981)
			(4)	M
			(27,750)	N
			121	I
			105,814	O
Total stockholders' equity	426,916	319,458	284,689		1,031,063
Total liabilities, temporary equity and stockholders’ equity	$2,280,944	$414,383	$255,964		$2,951,291

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

COUPA SOFTWARE INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JANUARY 31, 2020
(in thousands, except per share amounts)

	Coupa Historical	LLamasoft Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues:
Subscription	$345,261	$33,445	$(5,100)	EE	$373,606
Professional services and other	44,458	71,726	(203)	EE	115,981
Total revenues	389,719	105,171	(5,303)		489,587
Cost of revenues:
Subscription	89,452	15,301	10,984	AA	116,929
			1,187	II
			5	BB
Professional services and other	49,764	34,249	23,556	AA	118,024
			9,497	II
			7	BB
			951	JJ
Total cost of revenues	139,216	49,550	46,187		234,953
Gross profit	250,503	55,621	(51,490)		254,634
Operating expenses:
Research and development	93,089	24,424	8	BB	130,062
			11,980	II
			561	JJ
Sales and marketing	155,216	59,209	27,112	AA	256,038
			14,303	II
			11	BB
			187	JJ
General and administrative	75,623	26,459	5	BB	150,228
			20,220	DD
			27,422	II
			499	JJ
Total operating expenses	323,928	110,092	102,308		536,328
Loss from operations	(73,425)	(54,471)	(153,798)		(281,694)
Interest expense	(37,658)	(2,129)	2,109	CC FF	(37,678)
Interest income and other, net	9,316	508	(773)	GG	9,051
Loss before benefit from income taxes	(101,767)	(56,092)	(152,462)		(310,321)
Benefit from income taxes	(10,935)	(573)	(75,990)	KK	(87,498)
Net loss	$(90,832)	$(55,519)	$(76,472)		$(222,823)

Net loss per share attributable to common stockholders, basic and diluted	$(1.45)				$(3.44)
Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	62,484		2,340	HH	64,824

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

COUPA SOFTWARE INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JULY 31, 2020
(in thousands, except per share amounts)

	Coupa Historical	LLamasoft Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues:
Subscription	$217,316	$23,960	$(199)	EE	$241,077
Professional services and other	27,819	29,208	—		57,027
Total revenues	245,135	53,168	(199)		298,104
Cost of revenues:
Subscription	62,807	8,272	7,596	AA	78,695
			20	BB
Professional services and other	28,470	19,823	9,261	AA	58,609
			23	BB
			1,032	JJ
Total cost of revenues	91,277	28,095	17,932		137,304
Gross profit	153,858	25,073	(18,131)		160,800
Operating expenses:
Research and development	56,931	14,029	26	BB	71,594
			608	JJ
Sales and marketing	96,627	30,583	12,717	AA	140,164
			34	BB
			203	JJ
General and administrative	37,849	13,761	17	BB	51,808
			181	JJ
Total operating expenses	191,407	58,373	13,786		263,566
Loss from operations	(37,549)	(33,300)	(31,917)		(102,766)
Interest expense	(32,512)	(1,725)	1,682	CC FF	(32,555)
Interest income and other, net	8,087	(135)	522	GG	8,474
Loss before benefit from income taxes	(61,974)	(35,160)	(29,713)		(126,847)
Benefit from income taxes	(4,042)	(856)	(588)	LL	(5,486)
Net loss	$(57,932)	$(34,304)	$(29,125)		$(121,361)

Net loss per share attributable to common stockholders, basic and diluted	$(0.87)				$(1.76)
Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	66,545		2,340	HH	68,885

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

COUPA SOFTWARE INCORPORATED
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Acquisition and Basis of Presentation

On November 2, 2020, the Company acquired LLamasoft through the merger of a wholly-owned subsidiary of the Company with and into Laurel Parent Holdings, Inc. In connection with the merger, all outstanding equity securities of LLamasoft were cancelled with the payment by the Company of approximately $1.4 billion, of which approximately $792 million was paid in cash (subject to adjustments for LLamasoft’s working capital), and the remainder was paid in the form of 2,371,014 shares of Coupa’s common stock with a fair value of approximately $635 million. Out of the total payment, $19.4 million of the cash payment and 31,098 shares issued with a fair value of $8.3 million was accounted for as stock-based compensation expense resulting from the accelerated vesting of LLamasoft employee stock awards in connection with the acquisition which Coupa expects to recognize as a one-time post acquisition expense. In addition, the Company issued 45,889 shares of common stock subject to vesting restrictions with an approximate fair value of $12.3 million to certain employee-shareholders of LLamasoft. These shares are subject to service-based vesting conditions including continued employment with the Company. The value assigned to these shares will be recorded as post-acquisition compensation expense as the shares vest and has been excluded from the purchase consideration.

The unaudited pro forma condensed combined financial statements have been prepared based on the Company’s and LLamasoft’s historical financial information, giving effect to the acquisition and related adjustments described in these notes to show how the acquisition might have affected the historical financial statements if it had been completed on February 1, 2019 for the purposes of the condensed combined statements of operations, and as of July 31, 2020 for purposes of the condensed combined balance sheet. In addition, certain items have been reclassified from LLamasoft’s historical financial statements to align them with the Company’s financial statement presentation and accounting policies. LLamasoft prepares its consolidated financial statements in accordance with U.S. generally accepted accounting principles.

The Company accounts for business combinations in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations. The preliminary fair value of purchase consideration for the acquisition has been allocated to the assets acquired and liabilities assumed based on a preliminary valuation of their respective fair values and may change when the final valuation of the assets acquired and liabilities assumed is determined.

Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in the Company’s audited consolidated financial statements as of and for the year ended January 31, 2020. The Company performed a preliminary review of LLamasoft’s accounting policies to determine whether any adjustments were necessary to ensure comparability in the unaudited pro forma condensed combined financial information. The Company identified differences in the timing of the adoption of Accounting Standards Codification Topic 842, Leases (“ASC 842”), as discussed below, and certain amounts that have been reclassified to conform to the Company’s financial statement presentation, as described below. At this time, the Company is not aware of any other differences that would have a material effect on the unaudited pro forma condensed combined financial information, including any differences in the timing of adoption of new accounting standards. However, the Company will continue to perform its detailed review of LLamasoft’s accounting policies and, upon completion of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

The Company adopted ASC 842 on February 1, 2019, whereas LLamasoft, as a private company, had not adopted ASC 842 as of the closing date of the transaction. Based on a preliminary assessment, the primary impact of adopting the new standard relates to the recognition of operating lease right-of-use assets of $13.9 million and operating lease liabilities of $14.9 million, and the derecognition of deferent rent of $1 million. The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the adoption of ASC 842 as well as the application of purchase accounting to the acquired leases, as further described in Note 4 herein.

Reclassifications

Certain amounts in the historical consolidated financial statements of LLamasoft have been reclassified within the “LLamasoft Historical” column in the unaudited pro forma condensed combined financial information so that LLamasoft’s historical financial statements conform with the Company’s financial statement presentation. These reclassifications have no effect on previously reported total assets, total liabilities, and stockholders’ equity, or net loss of LLamasoft. As part of these reclassifications, amortization of intangible assets has been reclassified to other financial statements lines consistent with the Company’s financial statement presentation. Additionally, LLamasoft’s historical license revenue of $48.2 million and $12.9 million has been included in professional services and other revenue in the unaudited pro forma condensed combined statements of operations for the year ended January 31, 2020 and the six months ended July 31, 2020, respectively, to conform to the Company’s presentation.

2. Preliminary Purchase Consideration

The total estimated preliminary purchase consideration as of November 2, 2020 is as follows (in thousands):

Total cash paid	$791,556
Fair value of share consideration	634,507
Less: Stock-based compensation expense	(27,750)
Total estimated purchase consideration	$1,398,313

Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts recorded may differ materially from the amounts used in the pro forma condensed combined financial statements.

3. Preliminary Estimated Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of LLamasoft are recorded at their acquisition date fair values and added to those of Coupa. The transaction adjustments are preliminary and have been prepared based on preliminary estimates of the purchase consideration and fair values of assets acquired and liabilities assumed, and the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements.

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of LLamasoft based on LLamasoft’s June 30, 2020 balance sheet, with the excess recorded as goodwill (in thousands).

Total consideration to be allocated	$1,398,313
Less: Estimated fair value of assets acquired
Current assets	(39,456)
Intangible assets	(517,600)
Other assets	(23,269)
Plus: Estimated fair value of assumed liabilities
Current liabilities	16,389
Other liabilities	47,201
Goodwill	$881,578

4. Transaction Adjustments

Transaction adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible and intangible assets and liabilities of LLamasoft to a preliminary estimate of their fair values, and to reflect the impact on the statements of operations of the acquisition as if the companies had been combined during the periods presented therein. The transaction adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

Balance Sheet Adjustments

A	Reflects cash of $791.6 million paid on the Closing Date of the acquisition, of which $19.4 million of cash payment was accounted for as stock-based compensation expense resulting from the accelerated vesting of LLamasoft employee stock awards in connection with the closing of the acquisition.

B	Reflects the elimination of LLamasoft’s cash for the extinguishment of liabilities not assumed by Coupa.

C	Reflects the elimination of LLamasoft's pre-existing employee liabilities not assumed by Coupa.

D	Reflects the elimination of LLamasoft's deferred commissions.

E	Reflects the recording of LLamasoft’s property and equipment at fair value.

F	Reflects the removal of LLamasoft’s historical goodwill.

G	Reflects the recognition of goodwill arising from the acquisition which is calculated as the difference between the fair value of the consideration paid and the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed based upon the Company’s provisional purchase price allocation. The goodwill is primarily attributable to assembled workforce and increased synergies that are expected to be achieved from the integration of LLamasoft and is not expected to be deductible for income tax purposes.

H	Reflects the net pro forma adjustments to intangible assets and related amortization expense to reflect the estimated fair value of identifiable intangible assets, as follows (in thousands, except useful lives):

			Amortization Expense
	Estimated Fair Value	Estimated Useful Life	Year Ended January 31, 2020	Six Months Ended July 31, 2020
Developed technology	$316,100	7.0	$45,157	$22,579
Customer relationships	200,300	5.0	40,060	20,030
Trademarks	1,200	1.0	1,200	600
Total	$517,600		$86,417	$43,209

Less: LLamasoft's historical intangible assets and amortization expense	$95,972		$24,765	$13,634

Pro forma adjustment to intangible assets and amortization expense	$421,628		$61,652	$29,575

I	Reflects the adoption of ASC 842 by LLamasoft effective February 1, 2019 to conform to the accounting policies of the Company. The adoption primarily resulted in the recognition of operating lease right-of-use assets of $13.9 million and operating lease liabilities of $14.9 million on the pro forma condensed consolidated balance sheet as of July 31, 2020. Additionally, deferred rent of $1 million, which was recorded in accrued expenses and other current liabilities and in other liabilities (for the current and noncurrent portion, respectively), was derecognized upon adoption.

J	Reflects the accrual of transaction and other acquisition-related costs that had been incurred through the Closing Date but not recorded in the historical financial statements.

K	Reflects an adjustment to record deferred revenue at fair value. The fair value was determined based on the estimated costs to fulfill the remaining performance obligations plus a normal profit margin. After the acquisition, this adjustment will reduce revenue as the performance obligations are satisfied over the remaining contract period.

L	Reflects the elimination of LLamasoft's historical hedge accounting for an interest rate swap that was entered into to hedge the interest rate risk related to LLamasoft's pre-existing debt. The position was eliminated as part of the settlement of the debt in connection with the acquisition.

M	Reflects the elimination of LLamasoft's cumulative translation adjustment from accumulated other comprehensive income to reflect a change in the functional currency of LLamasoft’s foreign subsidiaries from local currency to the US dollar based on Coupa’s determination of the functional currency post-combination.

N
Reflects the issuance of 2,371,014 common shares having a fair market value of $267.61 per share as consideration for the acquisition and to settle the accelerated vesting of LLamasoft employee stock awards upon closing of the acquisition which Coupa expects to record as a one-time post acquisition expense.

O	Reflects the elimination of LLamasoft’s residual stockholders’ equity.

P	Reflects the fair value of indemnification assets associated with assumed liabilities for which the former LLamasoft stockholders have agreed to indemnify the Company.

Q	Reflects pre-acquisition contingent liabilities associated with income and non-income related taxes.

R	Reflects the acquired deferred tax liability, primarily due to acquired intangible assets.

S	Reflects the elimination of LLamasoft's pre-existing debt that was settled in connection with the acquisition.

Statements of Operations Adjustments

AA	Reflects amortization expense based on preliminary fair value estimates for acquired intangible assets. Amortization expense related to developed technology is recorded and allocated between cost of subscription and cost of professional services and other. Amortization expense related to customer relationship and trademarks is recorded as sales and marketing expense.

BB	Reflects the depreciation expense adjustment to conform with the Coupa’s accounting policy for the acquired property and equipment.

CC	Reflects the elimination of LLamasoft’s historical interest expense for the period as LLamasoft’s pre-existing debt was settled in connection with the acquisition.

DD	Reflects the accrual of transaction and other acquisition-related costs incurred by LLamasoft and Coupa subsequent to July 31, 2020. These costs will not affect the Company’s income statement after the Closing Date.

EE	Reflects a reduction to revenue for the period as a result of the adjustment to record deferred revenue at fair value. The calculation of fair value is preliminary and subject to change. The fair value was determined based on the estimated costs to fulfill the remaining performance obligations plus a normal profit margin.

FF	Reflects the reclassification and subsequent elimination of LLamasoft's unrealized loss on interest rate swap to interest expense in connection with the settlement of LLamasoft's pre-existing debt upon the acquisition.

GG	Reflects the reclassification of LLamasoft's foreign currency translation adjustment to net loss for the period to reflect a change in the functional currency of LLamasoft’s foreign subsidiaries from local currency to US dollar to conform to Coupa’s accounting policies.

HH	Reflects the issuance of approximately 2.34 million common shares as stock consideration for the acquisition.

II	Reflects the following costs that were incurred in connection with the closing of the acquisition (in thousands):

Accelerated vesting of LLamasoft employee stock awards which Coupa expects to recognize as a one-time post-acquisition expense	$27,750
Accelerated vesting of LLamasoft employee stock awards incurred by LLamasoft	28,218
Employee severance, bonuses, payroll taxes, and other employee costs incurred by LLamasoft	8,421
$64,389

JJ	Reflects primarily contingent non-income tax operating expenditures.

KK	Reflects one-time income tax benefit due to releasing Coupa’s U.S. valuation allowance as a result of the acquired deferred tax liabilities.

LL	Reflects an income tax benefit due to a reversal of the net deferred tax liability acquired in the U.S. jurisdiction.